Contractual Fee Cap Agreement

AGREEMENT made this September 26, 2013, by and between Croft Funds Corp., a Maryland Corporation (the "Company"), and Croft-Leominster, Inc. (the "Adviser").

The Adviser hereby agrees to waive its advisory fees and/or reimburse fund expenses (excluding brokerage, commissions, underlying fund fees and expenses or extraordinary expenses) through November 27, 2014 to limit total annual fund operating expenses to:

Fund

Total Annual Fund Operating Expenses

Focus Fund - R

1.47%

Focus Fund – I

1.22%

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year written above.

CROFT FUNDS CORPORATION

CROFT-LEOMINSTER, INC.

By:

By:

Name:

Name:

Title:

Title: